EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE REPORTS PROFITABLE 2005 THIRD QUARTER

DILUTED EARNINGS OF $0.08 PER SHARE

SALE OF 34 LASERS BOOSTS WORLDWIDE INSTALLED BASE TO 327

IRVINE, Calif.—(BUSINESS WIRE)—October 25, 2005—IntraLase Corp. (Nasdaq:ILSE) today reported continued revenues, earnings and installed base expansion for the third quarter and nine months ended September 30, 2005.

Robert J. Palmisano, President and Chief Executive Officer of IntraLase, said: “In addition to the expanding presence and growing market share of our IntraLase® FS laser around the world, clinical studies continue to validate the superiority of our blade-free approach to creating the corneal flap for LASIK surgery resulting in superior safety and better vision for patients. At the American Academy of Ophthalmology (AAO) meeting held October 13 – 18, 2005, approximately 25% of the refractive sub-specialty sessions included IntraLase, representative of our steadily expanding installed base and continued market share gains. This ongoing market acceptance by refractive surgeons and patients is reflected in our financial results for the third quarter.”

Third Quarter Highlights

•	Laser unit sales and leases grew 26%, to 34 for the period compares with 27 a year ago.

•	Per-procedure unit sales grew 65%, to approximately 83,000 for the period compared with approximately 50,000 a year ago.

•	IntraLase’s share of the U.S. corneal flap market grew to approximately 19% to 20% compared to an estimated 18% at the end of the 2005 second quarter and 17% in the first quarter of 2005.

•	IntraLase shipped and recognized revenue for 45 FS30 kHz upgrades, dramatically exceeding our previous goal of 40 by year end.

•	China and Poland became the latest international markets to be served by the company. IntraLase lasers are now available in 24 countries.

•	IntraLase received FDA 501K clearance for use of the IntraLase FS30 laser in creating the corneal resections performed in lamellar keratoplasty and penetrating keratoplasty procedures, allowing IntraLase to develop further therapeutic applications.

Q3 2005 Revenues of $22.9 Million

Revenues in the third quarter of 2005 were $22.9 million despite the third quarter typically being a seasonally weaker period. Revenues increased 48% to $22.9 million compared with $15.5 million for the 2004 third quarter. IntraLase sold or leased 34 lasers versus 27 lasers in the comparable period last year. Laser revenues for the period rose to $11.1 million compared with $8.6 million in the year-ago quarter. Reflecting the increasing utilization of the company’s technology, revenues from per-procedure fees, inclusive of a disposable patient interface, grew 70%, reaching $9.7 million compared with $5.7 million for the 2004 period. Maintenance revenues increased 74% to $2.1 million compared with $1.2 million in the third quarter last year.

Q3 2005 Profitability Trend Continues

Reflecting the increasing volume of procedures as well as lower costs for both the laser and the disposable patient interface, gross margin expanded to 54.0% from 45.1% in the same period in 2004. Per procedure fees rose to 43% of revenues compared with 37% in the third quarter of 2004. Operating expenses totaled $10.7 million versus $10.1 million in the year-ago quarter. Operating income was $1.7 million versus an operating loss of $3.1 million in the comparable 2004 period.

Net income in the third quarter was $2.4 million, or $0.08 per diluted share, compared with a net loss of $3.1 million, or $1.37 per diluted share, in the third quarter of 2004. Per-share calculations for the two periods reflect weighted average shares outstanding on a diluted basis of approximately 31.2 million in the 2005 third quarter and 2.3 million in the comparable 2004 period.

The third quarter of 2005 included a $119,964 non-cash charge relating to stock-based compensation. The same charge totaled $880,360 million in the 2004 third quarter. Excluding stock-based compensation and the effect of taxes, IntraLase’s net income would have been $2.5 million during the third quarter of 2005 as compared with a net loss of approximately $2.3 million in the third quarter of 2004. While IntraLase does not currently expense employee stock options, stock-based compensation primarily arises from options issued in the months before initial public offering (IPO) as a private company at prices less than the expected IPO price and consultant options. The consultant option expense can vary significantly from quarter to quarter based on the quarter ending stock price.

Nine Month Results

For the first nine months of 2005, revenues grew 64% to $67.1 million from $40.8 million during the prior-year period. Laser revenues were up 50% to $32.5 million compared with $21.7 million last year, while sales of procedure fees increased 80% to $28.9 million versus $16.1 million in the comparable 2004 period. Maintenance revenues increased 86% to $5.7 million compared with $3.0 million in the first nine months of 2004.

Gross margin expanded to 53.0% from 42.0% in the comparable nine-month period in 2004. The increase in gross profitability was primarily driven by an increase in per procedure fees of 80% as well as lower costs for both the laser and the disposable patient interface. Per procedure fees as a percentage of revenue increased during the period to 43% compared to 39% in the first nine months of 2004. Net income was $5.7 million, or $0.18 per diluted share, compared with a net loss of $7.1 million, or $3.15 per diluted share, for the first nine months of 2004. The 2005 period included a $1.2 million non-cash charge relating to stock-based compensation; this charge was $2.4 million in the first nine months of 2004. Per-share calculations for the two periods reflect weighted average shares outstanding on a diluted basis of approximately 31.2 million for the first nine months of 2005 and 2.3 million in the comparable 2004 period.

Guidance Reaffirmed for 2005

IntraLase reiterated its previously stated guidance for the 2005 year. It expects revenue growth of at least 58%, rising to greater than $95 million compared with $60 million in 2004. IntraLase further expects to generate net income in a range of $10 million to $12 million, or $0.33 to $0.37 per share, including expected expenses associated with non-cash, stock-based compensation. IntraLase anticipates the fourth quarter will account for approximately half of annual net income due to seasonally high demand for lasers, increasing international momentum, 30Khz upgrades and revenues from higher-margin per-procedure sales increasing as a percent of revenues. The Company also believes it will continue to sequentially capture market share in the LASIK market throughout the balance of 2005.

Mr. Palmisano concluded: “IntraLase is building a global business and fortifying our worldwide market leadership by bringing an increasing number of leading refractive surgeons into the fold. Since obtaining our CE Mark in March 2004 and introducing our technology in Asia in mid-2003, our lasers are now available in 24 countries. We continue to see a long runway of opportunity for the IntraLase technology, and as our installed base grows, so will our revenues and profitability. We look forward to a strong finish to the 2005 year.”

Investor Conference Call

A conference call hosted by IntraLase senior management at 11:00 a.m. Eastern Time today will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at: www.fulldisclosure.com. Institutional investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at 800-591-6945 or for international parties at 617-614-4911 and entering the confirmation code 50759546 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast of the call may be accessed October 25 by 1:00 p.m. Eastern Time for a one-week period by calling 888-286-8010 or for international parties 617-801-6888 and entering confirmation code 31833676.

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser, related software, and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision, and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers are also used in surgical approaches to the treatment of diseased corneas. The company’s lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 23 other countries. IntraLase is headquartered and manufactures its products in Irvine. For additional information, visit the company’s web site: www.intralase.com.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on form 10-Q for the period ending June 30, 2005, as filed with the Securities and Exchange Commission on August 10, 2005.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: IntraLase Corp., Irvine

Shelley B. Thunen, 949-859-5230, est. 196

sthunen@intralase.com

or

Financial Relations Board

Kathy Waller, 312-640-6696

kwaller@financialrelationsboard.com

Source: IntraLase Corp.

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues – product revenues (1)	$22,887,794	$15,493,329	$67,071,736	$40,805,023
Costs of goods sold (2)	10,526,099	8,499,532	31,492,389	23,656,255

Gross Margin	12,361,695	6,993,797	35,579,347	17,148,768

Operating expenses:
Research and development (2)	2,792,796	3,771,928	8,391,190	9,003,812
Selling, general and administrative (2)	7,873,064	6,361,217	23,410,896	15,259,206

Total operating expenses	10,665,860	10,133,145	31,802,086	24,263,018

Income (loss) from operations	1,695,835	(3,139,348)	3,777,261	(7,114,250)
Interest and other income, net	771,257	(1,637)	2,103,232	38,011

Income (loss) before provision for income taxes	2,467,092	(3,140,985)	5,880,493	(7,076,239)

Provision for income taxes	77,183	7,500	184,591	22,500

Net income (loss)	2,389,909	(3,148,485)	5,695,902	(7,098,739)
Accretion of preferred stock	—	(14,948)	—	(44,845)

Net income (loss) applicable to common stockholders	$2,389,909	$(3,163,433)	$5,695,902	$(7,143,584)

Net income (loss) per share applicable to common shareholders – basic	$0.09	$(1.37)	$0.21	$(3.15)

Net income (loss) per share applicable to common shareholders – diluted	$0.08	$(1.37)	$0.18	$(3.15)

Weighted average shares outstanding – basic	27,621,700	2,312,946	27,222,794	2,267,167

Weighted average shares outstanding – diluted	31,216,624	2,312,946	31,158,180	2,267,167

(1).	Revenues from product sales are as follows:

Laser revenues	$11,050,416	$8,553,121	$32,537,211	$21,696,394
Per procedure disposable patient interface revenues	9,736,561	5,729,870	28,871,608	16,063,848
Maintenance revenues	2,100,817	1,210,338	5,662,917	3,044,781

	$22,887,794	$15,493,329	$67,071,736	$40,805,023

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$23,097	$72,406	$86,226	$145,798
Research and development	15,286	268,758	193,415	901,592
Selling, general and administrative	81,581	539,196	925,829	1,355,428

	$119,964	$880,360	$1,205,470	$2,402,818

IntraLase Corp.

Condensed Consolidated Balance Sheet

	September 30, 2005	December 31, 2004
Assets:
Cash, cash equivalents and marketable securities	$57,720,296	$92,014,926
Accounts receivable, Net	11,642,678	7,186,163
Inventories, Net	14,467,871	8,901,684
Other current assets	1,823,642	1,868,186

Total current assets	85,654,487	109,970,959

Marketable Securities	32,000,000	—
Other long-term assets	16,812,131	8,241,105

Total long-term assets	48,812,131	8,241,105

Total	$134,466,618	$118,212,064

Liabilities and Stockholders’ Deficit:
Total current liabilities	$17,714,704	$14,948,344
Total long-term liabilities	4,818,480	970,115

Total liabilities	22,533,184	15,918,459
Stockholders’ equity	111,933,434	102,293,605

Total	$134,466,618	$118,212,064